Exhibit 10.1

August 5, 2024

Amendment to:	SEPARATION AGREEMENT AND GENERAL RELEASE

Between:	AstroNova, Inc (the “Company”) and David S. Smith

Dated:	June 17, 2024 (the “Original Separation Agreement”)

Whereas the Company recognizes that COBRA coverage is not considered creditable coverage under Medicare Part A or B and that David Smith has opted to elect Medicare Part B as his primary coverage, the Company agrees to amend paragraph 1.e. under “Consideration” of the original Separation Agreement so that it shall read in its entirety as follows:

Should you elect COBRA continuation coverage on a timely basis, the Company will subsidize 100% of the cost of COBRA coverage until the earlier to occur of (i) 18 months following the Separation Date or (ii) the date you obtain alternate coverage through another employer or provider; in addition, subject to your providing written evidence reasonably acceptable to the Company that you have elected and enrolled in Medicare Part B coverage, AstroNova will pay to you, in respect of your costs of Medicare coverage, $633.20 per month, paid monthly in arrears, from August 1, 2024 through January 31, 2026.

Agreed.

For the Company:

/s/ Matthew D. Cook	/s/ David S. Smith

Matthew D. Cook	David S. Smith
Vice President
Human Resources & Organizational Development